Exhibit 99.1

Macon, GA, July 27, 2006  — Macon-based Atlantic Southern Financial Group, Inc. (OTC Bulletin Board: ASFN) announced today the signing of a definitive agreement to acquire Sapelo Bancshares, Inc. and its subsidiary Sapelo National Bank in a cash and stock transaction.  Sapelo Bancshares, Inc. is a community bank headquartered in Darien, Georgia with two offices in Brunswick, Georgia and one office on St. Simons Island, Georgia.  The acquisition of Sapelo National Bank gives Atlantic Southern access to the fast growing coastal communities surrounding Darien, Brunswick and St. Simons Island.

Upon completion of the acquisition, Atlantic Southern will merge Sapelo National Bank into Atlantic Southern Bank resulting in 10 banking offices in Bibb, Houston, Chatham, Effingham, McIntosh and Glynn Counties.  Atlantic Southern Bank is expected to have total assets of approximately $600 million upon completion of the acquisition.  Atlantic Southern expects the transaction to be accretive to earnings per share in 2007 and believes the combination will enhance long-term shareholder value.

Under the terms of the merger agreement, Sapelo Bancshares shareholders can elect to receive $63.00 per share cash, or 2.10 shares of Atlantic Southern common stock or a combination of both for each share of Sapelo Bancshares common stock. However, the aggregate merger consideration is fixed at approximately 60 percent stock and 40 percent cash.  The acquisition is expected to be completed in the fourth quarter of 2006.   The transaction was unanimously approved by the boards of directors of both companies and is subject to regulatory approval, the approval of Sapelo shareholders and other customary closing conditions.

Mark Stevens, President and CEO of Atlantic Southern Financial Group, says “Our Board of Directors has made a strategic decision to expand our banking franchise in high growth markets.  With our established presence in Chatham and Effingham counties, the acquisition of Sapelo is an excellent fit.  The employees of Sapelo share our commitment of delivering unmatched customer service and providing true relationship banking.”

About Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc. operates four banking locations in the middle Georgia markets of Macon and Warner Robins and two locations in the Savannah, Georgia market.  The company specializes in commercial real estate and small business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment.  These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” in Atlantic Southern Financial Group, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.

For additional information, contact Mark Stevens, President and CEO, or Carol Soto, Executive Vice President and CFO, at (478) 757-8181.

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